Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the loanDepot, Inc. 2022 Inducement Plan of our reports dated March 13, 2025, with respect to the consolidated financial statements of loanDepot, Inc. and the effectiveness of internal control over financial reporting of loanDepot, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
September 12, 2025